PUBLIC SERVICE COMPANY OF NEW MEXICO
                           2001 OFFICER INCENTIVE PLAN


INTRODUCTION
------------

This plan serves as comprehensive single source of information about the Public Service Company of New Mexico ("PNM") annual incentive program for company officers. It describes the objectives of the plan, its various elements, and how they function. If you have questions that are not addressed by this document, please direct them to your manager.

Note: Upon final approval and formation of the new Holding Company, this plan will become the Manzano Corporation Officer Incentive Plan.

PLAN OBJECTIVES
---------------

The plan is designed to:

o Attract, motivate and retain key officer talent in a competitive business environment.

o Link the interests of officers with those of our shareholders through short-term incentives.

o Align total short-term cash compensation opportunities with competitive practices.

o Reinforce a total compensation mix for officers that is risk/reward oriented.

o Customize the plan to meet the needs of specific business segments within Manzano Corporation.

EFFECTIVE DATES
---------------

The plan is effective from January 1, 2001 through December 31, 2001 (the "Plan Year"). The Compensation and Human Resources Committee (the "Committee") of the Board of Directors (the "Board") reserves the right, however, to adjust, amend or suspend the plan at its discretion during the Plan Year.

ADMINISTRATION
--------------

o   Plan Year Goals

    At the beginning of the Plan Year, after considering the recommendations of management, the Committee will approve the corporate goals against which performance will be measured for the Plan Year. The corporate and individual / unit performance goals will be communicated to all eligible participants as soon thereafter as feasible.

o    Incentive Award Approvals and Payout Timing

     Shortly after the end of the Plan Year, the Committee or the Board will, in its sole discretion, determine the final performance results that will be used to determine awards, if any. Awards will be distributed by check to eligible participants following such approval during the first quarter following the end of the Plan Yea, normally with the last paycheck in February.


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ELIGIBILITY
-----------

All officers of the company are eligible to participate in the plan.

o    Pro Rata Awards for Partial Service Periods

     Pro rata awards for the number of months actively employed at each eligibility level during the Plan Year will be paid to the following participants at the time awards are paid to all participants: (Note: Any month in which a participant is actively on the payroll for at least one day will count as a full month.)


     - Participants who are newly hired during the Plan Year.

     - Participants  who are promoted,  transferred  or demoted  during the Plan
       Year.

     - Participants who are on leave of absence for any full months during the Plan Year.

     - Participants who are impacted or leave the company due to retirement during the Plan Year.

     - The spouse or legal representative of a deceased participant.


o    Forfeiture of Awards

     Any participant who terminates employment on or before awards are distributed for the Plan Year for any reason other than those stated above (e.g. voluntary separation, termination for performance or misconduct, even if the terminated participant elects to take retirement) will not be eligible for payment of an award.


o    Provisions for a Change in Control

     The following provisions will apply should a Change in Control (CIC) of the company occur:

     - If neither the plan nor the participant are terminated due to a CIC during the Plan Year, a full year award equal to the higher of 50% of the maximum award opportunity or the award that results from projecting performance results through year-end based on year-to-date performance as of the CIC, if feasible, will be paid to all employees who are still active as of December 31 of the Plan Year.

     - If either the plan or a participant is terminated as a result of a CIC during the Protection Period (as defined in the Retention Plans), a pro rata award equal to the higher of 50% of the maximum award opportunity or the award that results from projecting performance results through year-end based on year-to-date performance as of the CIC, if feasible, will be paid for the number of full months worked up until the date of termination.


o    Eligible "Base" for Incentive Purposes

     For the purpose of incentive calculations, the salary range midpoint effective December 31 of the Plan Year is defined as the participant's eligible base unless the participant has been demoted during the Plan Year. In this event, the officer's award may be prorated based on the period of time worked at each level.


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AWARD DETERMINATION
-------------------

Awards may be earned for performance that provides value to our shareholders. The incremental performance needed to fund awards is taken into consideration in establishing performance thresholds and goals under the plan.

o    Minimum Performance Threshold

     The EPS "Threshold" indicated on the EPS performance scale in Attachment A must be achieved before any payout will be made for the 2001 Plan Year.

o    Maximum Award Opportunity

     For the 2001 Plan Year, the maximum award opportunities are as follows:

            Eligibility Level                      Maximum Award Opportunity
            -----------------                      -------------------------

            Vice President                             50% of Midpoint
            Senior Vice President                      60% of Midpoint
            Executive Vice President                   70% of Midpoint
            Chairman, President and CEO               100% of Midpoint


PERFORMANCE CRITERIA
--------------------

The following stand-alone performance criteria are used to determine awards under the plan:

o Corporate Total Shareholder Return (TSR): TSR is defined as PNM stock price appreciation and dividends compared to the Philadelphia Utility Index. The percentage points by which the company's TSR outperforms the index by comparing TSR for the last 15 days of the current plan year with the last 15 days of the prior plan year will determine the award for this criterion. In order for a payout to be made for TSR performance, there must be an increase in the PNM stock price. The scale provides for interpolation of awards between performance targets.

o Corporate Earnings Per Share (EPS): EPS is defined as company-wide net income related to running the business (excluding certain extraordinary items or events that result in windfalls or penalties which are not in keeping with the spirit of the plan) divided by the number of shares of PNM common stock outstanding. The scale provides for interpolation of awards between performance targets.

o Individual / Unit Performance: These goals, which are agreed upon at the beginning of the Plan Year, are customized by officer.






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